Exhibit 10.2

SUPPLEMENT #2 TO EMPLOYMENT AGREEMENT

THIS SUPPLEMENT #2 TO EMPLOYMENT AGREEMENT (“Supplement”) is made as of this 1st day of March, 2018 by and between Babcock & Wilcox Enterprises, Inc. (“B&W”), a Delaware corporation having its principal office at 13024 Ballantyne Corporate Place, Suite 700, Charlotte, North Carolina 28277, and E. James Ferland (the “Executive” and together with the B&W, the “Parties”).

WHEREAS, B&W (f/k/a Babcock & Wilcox Power Generation Group, Inc. and as successor to BWX Technologies, Inc. f/k/a The Babcock & Wilcox Company) and the Executive are parties to that certain Employment Agreement dated as of November 5, 2014 (the “Employment Agreement”); and

WHEREAS, the Parties entered into a Supplement to the Employment Agreement dated January 31, 2018 (“Supplement #1”) agreeing, among other things, that Executive would serve as a member and Executive Chairman of B&W’s Board of Directors (the “Board”) until the Employment Agreement expires June 30, 2018; and

WHEREAS, by mutual agreement of the Parties, Executive has agreed to resign as Chairman and member of the Board effective March 2, 2018 (the “Effective Date”); and

WHEREAS, the Parties desire to continue the Employment Agreement until it expires on June 30, 2018 in accordance with its terms, subject to the terms and conditions of this Supplement #2 and, as applicable, Supplement #1.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Position and Duties. Beginning on the Effective Date and for the remainder of the Employment Period, Executive shall remain employed by B&W as Strategic Advisor.

2.	Miscellaneous.

(a)	Neither this Supplement #2 nor any action taken to carry-out the terms hereof shall constitute Good Reason or Cause under the Employment Agreement.

(b)
Except as expressly modified by this Supplement #2, the Employment Agreement (as modified by Supplement #1) shall remain in full force and effect. To the extent any conflict exists between Supplement #1 and Supplement #2, the terms of Supplement #2 shall control.

(c)	Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Employment Agreement.

(d)	This Supplement #2 may be executed in two or more counterparts, each of which will be deemed an original but all of which together shall be considered one and the same agreement.

(e)
For the avoidance of doubt, the Restructuring Transaction Retention Agreement by and between B&W and Executive dated as of November 5, 2014, that provides, among other things, for the payment of a cash retention award to Executive on June 30, 2018, shall remain in full force and effect.

IN WITNESS WHEREOF, this Supplement has been duly executed by the Parties as of the date first indicated above.

BABCOCK & WILCOX ENTERPRISES, INC. /s/ Leslie C. Kass _________________________________ By: Leslie C. Kass Title: President & Chief Executive Officer	EXECUTIVE /s/ E. James Ferland _________________________________ E. James Ferland

SUPPLEMENT #2 -- Page 2